Exhibit 99.1

Andrew S. Bryant Named Chief Operating Officer of Arrow Electronics, Inc.’s Core Businesses

-- Sean Kerins to become President, Arrow Global Enterprise Computing Solutions --

ENGLEWOOD, Colo.--(BUSINESS WIRE)--May 20, 2014--Arrow Electronics, Inc. (NYSE:ARW) today announced that Andrew S. Bryant has been named chief operating officer of the company’s global components and global enterprise computing solutions businesses.

Mr. Bryant had served as president of Arrow’s global enterprise computing solutions business since 2008 and has over 30 years of experience in the technology distribution industry. He will continue to report to Michael J. Long, chairman, president, and chief executive officer of Arrow.

“Andy’s proven track record makes him the ideal executive to further advance our sales and marketing strength across our core businesses,” said Mr. Long.

Sean Kerins succeeds Mr. Bryant as president of Arrow’s global enterprise computing solutions business. Mr. Kerins had served as president of the company’s North America enterprise computing solutions business since 2010. Mr. Kerins joined Arrow in 2007 as vice president of the Arrow enterprise computing solutions storage and networking group after serving in key sales operations, marketing, and professional services roles with EMC Corporation.

“Sean’s leadership at Arrow and his extensive industry experience will serve the company well as he succeeds Andy in leading our global enterprise computing solutions business,” Mr. Long said.

Mr. Kerins and Eric J. Schuck, president of Arrow’s global components business, will report to Mr. Bryant.

“Succession planning is a critical part of our business at Arrow. Their leadership will advance our strategy of providing value-added solutions to our customers,” said Mr. Long.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 460 locations in 58 countries.

CONTACT:
Arrow Electronics, Inc.
Steven O’Brien, 303-824-4544
Director, Investor Relations
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations, and
Chief Financial Officer
or
Media:
John Hourigan, 303-824-4586
Vice President, Global Communications